UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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KINDRED HEALTHCARE, INC.

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KINDRED HEALTHCARE, INC.

April 1, 2005

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Kindred Healthcare, Inc. (“Kindred”), to be held at 10:00 a.m. (EDT) on Thursday, May 26, 2005, at Kindred’s principal offices at 680 South Fourth Street, Louisville, Kentucky 40202-2412.

Information concerning the business to be conducted at the meeting is included in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. Please give all of the information contained in the Proxy Statement your careful attention.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the meeting, it is important that your shares be represented. Therefore, we urge you to sign, date and promptly return the enclosed proxy in the enclosed postage paid envelope. Please refer to the enclosed voting form for instructions. If you attend the meeting, you will, of course, have the right to vote in person.

I look forward to greeting you personally, and on behalf of the Board of Directors and management, I would like to express our appreciation for your interest in Kindred.

Sincerely,

Paul J. Diaz

President and Chief Executive Officer

Kindred Healthcare, Inc.

680 South Fourth Street

Louisville, Kentucky 40202-2412

KINDRED HEALTHCARE, INC.

680 SOUTH FOURTH STREET

LOUISVILLE, KENTUCKY 40202-2412

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 26, 2005

To the Shareholders of Kindred Healthcare, Inc.:

The Annual Meeting of Shareholders of Kindred Healthcare, Inc. (“Kindred”) will be held at 10:00 a.m. (EDT) on Thursday, May 26, 2005, at Kindred’s principal offices at 680 South Fourth Street, Louisville, Kentucky 40202-2412 for the following purposes:

(1)	To elect a board of eight directors;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as Kindred’s independent auditor for fiscal year 2005; and

(3)	To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on March 31, 2005 will be entitled to notice of, and to vote at, the meeting and any adjournments thereof.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES. WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT, PLEASE SUBMIT YOUR PROXY AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PAID ENVELOPE IN ORDER TO AVOID ADDITIONAL SOLICITING EXPENSES TO KINDRED. THE PROXY IS REVOCABLE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU FIND IT CONVENIENT TO ATTEND THE MEETING.

April 1, 2005

Paul J. Diaz

President and Chief Executive Officer

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 26, 2005

GENERAL INFORMATION

This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Kindred Healthcare, Inc. (“Kindred” or the “Company”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”), to be held at 10:00 a.m. (EDT) on May 26, 2005, at the Company’s principal offices at 680 South Fourth Street, Louisville, Kentucky 40202-2412, and at any adjournment or postponement thereof. Only shareholders of record on the books of the Company at the close of business on March 31, 2005 will be entitled to notice of, and to vote at, the Annual Meeting. This Proxy Statement is dated April 1, 2005 and was first mailed to shareholders on or about April 4, 2005.

Proxies are solicited by the Board of Directors in order to provide each shareholder an opportunity to vote on all matters scheduled to come before the meeting, whether or not he or she attends the meeting in person. When the enclosed proxy card is returned properly signed, the shares represented by the proxy card will be voted by the proxy holders named on the proxy card in accordance with the shareholder’s directions. You are urged to specify your choice by marking the appropriate box on the proxy card. If the proxy card is signed and returned without specifying a choice, the shares will be voted as recommended by the Board of Directors.

The cost of preparing, assembling and mailing the notice of annual meeting, Proxy Statement and proxy card will be borne by the Company. In addition to the use of the mail, proxies may be solicited by directors, officers and other employees of the Company, without additional compensation, in person or by telephone or other electronic means. Furthermore, the Company may retain an investor relations firm to solicit proxies from brokers, banks and institutional holders by telephone or mail. Kindred will reimburse brokerage houses and other nominees for their expenses in forwarding proxy materials to beneficial owners of the Company’s common stock.

Revocability of Proxy

Executing and returning the enclosed proxy card will not affect your right to attend the Annual Meeting and vote in person. If you do attend, you may, if you wish, vote by ballot at the meeting, thereby effectively canceling any proxies previously given. In addition, a shareholder giving a proxy may revoke it at any time before it is voted at the meeting by filing with the Corporate Secretary of the Company any instrument revoking it, or by filing with the Company a duly executed proxy bearing a later date.

Voting Rights and Outstanding Shares

Each share of common stock, $0.25 par value (“Common Stock”), of the Company outstanding at the close of business on March 31, 2005 is entitled to one vote at the Annual Meeting. As of March 31, 2005, there were 38,273,030 shares of Common Stock outstanding.

The presence at the Annual Meeting in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of all business at the Annual Meeting. The vote of a plurality of the outstanding shares of Common Stock present in person or by proxy will be necessary to elect the director-nominees listed in this Proxy Statement. The affirmative vote of a majority of the outstanding shares of Common Stock present in person or by proxy will be necessary (1) to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for fiscal year 2005, and (2) to approve any other matters that may properly come before the Annual Meeting for shareholder consideration. Abstentions and proxies relating to “street name” shares for which brokers have not received voting instruction from the beneficial owner (“Broker Non-Votes”) are counted in determining whether a quorum is present. In the election of directors, the nominees receiving the highest number of votes will be elected.

Therefore, abstentions or Broker Non-Votes for a director-nominee will have no effect. With respect to any matters submitted to the shareholders for their consideration other than the election of directors, abstentions will be counted as part of the total number of votes cast on such proposals in determining whether the proposals have received the requisite number of favorable votes, whereas Broker Non-Votes will not be counted as part of the total number of votes cast on such proposals. Thus, abstentions will have the same effect as votes against any such proposal, whereas Broker Non-Votes will have no effect in determining whether any such proposal has been approved by the shareholders. Therefore, it is important that you complete and return your proxy early so that your vote may be recorded.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting, who also will determine whether or not a quorum is present.

1.    PROPOSAL TO ELECT DIRECTORS

The Board of Directors of the Company (the “Board” or the “Board of Directors”) currently consists of eight persons. The Board of Directors has nominated the eight persons listed below to be elected as directors at the Annual Meeting. Each director elected at the Annual Meeting will serve, subject to the provisions of the bylaws, until the next annual meeting of shareholders and until his successor is duly elected and qualified. The names and ages of the nominees proposed for election as directors, all of whom are presently directors of the Company, together with certain information concerning the nominees, are set forth below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION AS DIRECTORS OF EACH OF THE NOMINEES LISTED BELOW.

Nominees For Director

EDWARD L. KUNTZ (59) has served as the Executive Chairman of the Board of Directors since January 1, 2004. He served as the Company’s Chairman of the Board and Chief Executive Officer from January 1999 to December 31, 2003. He served as President of the Company from November 1998 until January 2002. He also served as Chief Operating Officer and a director of the Company from November 1998 to January 1999. Mr. Kuntz was Chairman and Chief Executive Officer of Living Centers of America, Inc., a leading provider of long-term healthcare, from 1992 to 1997. Mr. Kuntz is a director of Rotech Healthcare, Inc., a provider of home medical equipment and related products and services.

THOMAS P. COOPER, M.D. (60) has served as a director of the Company since May 22, 2003. Dr. Cooper is the founder, Chairman and Chief Executive Officer of Vericare, Inc., a provider of mental health services to patients in long-term care facilities, since 1991. Dr. Cooper also is an adjunct professor at the Columbia University School of Business. From November 2000 to December 2001, Dr. Cooper was the Chief Executive Officer of Oncall Healthcare, Inc., a start-up venture that provided nurse triage services. He also was the founder and Chief Executive Officer of Cove Healthcare, Inc., a provider of physician hospitalists to acute care hospitals, from June 1997 to November 1999. Dr. Cooper is a director of Hanger Orthopedics Group, Inc., the largest operator of orthotic and prosthetic patient-care centers in the United States. (1)(2)

PAUL J. DIAZ (43) has served as Chief Executive Officer of the Company since January 1, 2004 and has served as President of the Company since January 2002. He served as the Chief Operating Officer of the Company from January 2002 to December 31, 2003. From 1996 to July 1998, he served in various executive capacities with Mariner Health Group, Inc. (“Mariner Health”), a long-term healthcare provider, most recently as Executive Vice President and Chief Operating Officer. Prior to joining Mariner Health, Mr. Diaz was Chief Executive Officer of Allegis Health Services, Inc., a long-term healthcare provider, where he also previously served as Chief Financial Officer and General Counsel. Since leaving Mariner Health and prior to joining the Company, he served as the managing member of Falcon Capital Partners, LLC, a private investment and consulting firm specializing in healthcare restructurings, and as Chairman and Chief Executive Officer of Capella Senior Living, LLC, a start-up venture to provide long-term healthcare services.

MICHAEL J. EMBLER (40) has served as a director of the Company since July 2001. Since July 2001, Mr. Embler has served as an officer of Franklin Mutual Advisers, LLC, an investment advisory firm and an affiliate of the Company. From October 1992 to May 2001, he served in various positions with Nomura Holding America, Inc., an investment advisory firm, most recently as Managing Director. Mr. Embler is a director of AboveNet, Inc., a telecommunication services company. (1)(2)(3)

GARRY N. GARRISON (58) has served as a director of the Company since April 2001. From 1997 to 2000, Mr. Garrison served as Senior Vice President of Dynamic Healthcare Solutions, Inc., a venture capital firm specializing in high-growth, health related businesses. From 1996 to 1997, he served as President and Chief Executive Officer, Specialty Services Division of Foundation Health Systems, Inc., an integrated managed care organization, overseeing operations for various specialty services companies. Mr. Garrison also served as President and Chief Operating Officer of Integrated Pharmaceutical Services from 1994 to 1996. (1)(2)

ISAAC KAUFMAN (57), a certified public accountant, has served as a director of the Company since April 2001. Since September 1998, Mr. Kaufman has served as the Senior Vice President and Chief Financial Officer of Advanced Medical Management Inc., a manager of medical practices and an outpatient surgical center. From February 1998 to September 1998, he served as the Chief Financial Officer of Bio Science Contract Production Corp., a contract manufacturer of bulk pharmaceuticals and biologics. Mr. Kaufman also served as Chief Financial Officer of VSI Group, Inc. from October 1996 to February 1998. Mr. Kaufman is a director of TransWorld Entertainment Corporation, a leading specialty retailer of music and video products. (3)(4)

JOHN H. KLEIN (58) has served as a director of the Company since April 2001. Mr. Klein has served as Chairman and Managing Director of Aston Partners, a private equity fund, since 2001. He also has served as Chairman and Chief Executive Officer of DAVA Pharmaceuticals Co., a generic pharmaceutical Company, since March 2004. He has been the Chairman and Chief Executive Officer of Strategic Business and Technology Solutions, LLC, a strategic business and technology advisory firm, since June 1998. Mr. Klein also has served as the Chairman and Chief Executive Officer of BI Logix, Inc., a business intelligence software solutions company, since May 1998. In addition, he has served as Chairman and Chief Executive Officer of DentalLine.com, a group benefit and internet company, since July 1999. From March 1998 to August 2000, he served as Director and Vice Chairman of Image Vision, a developer and marketer of imaging systems and products. (1)(3)(4)(5)

EDDY J. ROGERS, JR. (64) has served as a director of the Company since August 12, 2003. Mr. Rogers has been a partner with the law firm of Andrews Kurth L.L.P. since October 2001. From January 1995 to October 2001, he was a partner with the law firm of Mayor, Day, Caldwell & Keeton, L.L.P., a firm which merged with Andrews Kurth. (3)(4)

(1)	Member of the Executive Compensation Committee, of which Mr. Klein is Chairman.
(2)	Member of the Compliance and Quality Committee, of which Dr. Cooper is Chairman.
(3)	Member of the Nominating and Governance Committee, of which Mr. Klein is Chairman.
(4)	Member of the Audit Committee, of which Mr. Kaufman is Chairman.
(5)	Mr. Klein serves as the lead independent director for the Board of Directors.

As noted above, Mr. Diaz served as Executive Vice President and Chief Operating Officer of Mariner Health until July 1998. On July 31, 1998, Paragon Health Network, Inc., the predecessor to Mariner Post-Acute Networks, Inc. (“Mariner Post-Acute”) acquired Mariner Health. Mariner Post-Acute and substantially all of its subsidiaries, including Mariner Health, filed voluntary petitions under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware on January 18, 2000.

The information contained in this Proxy Statement concerning the nominees is based upon statements made or confirmed to the Company by or on behalf of such nominees, except to the extent certain information appears in its records. Directors’ ages are given as of January 1, 2005.

SHARES OF COMMON STOCK OF THE COMPANY COVERED BY PROXIES EXECUTED AND RECEIVED IN THE ACCOMPANYING FORM WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF ALL OF THE NOMINEES, UNLESS OTHERWISE SPECIFIED ON THE PROXY. The Board of Directors does not contemplate that any of the nominees will be unable to accept election as a director. However, in the event that one or more nominees are unable or unwilling to accept or are unavailable to serve, the persons named in the proxies or their substitutes will have the authority, according to their judgment, to vote or refrain from voting for other individuals as directors.

CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

The Board of Directors has determined that the following six directors are independent, as defined under the listing standards of the New York Stock Exchange and the Nasdaq Stock Market: Thomas P. Cooper, M.D., Mr. Michael J. Embler, Mr. Garry N. Garrison, Mr. Isaac Kaufman, Mr. John H. Klein and Mr. Eddy J. Rogers, Jr. The Board’s determination was based on a review in which each director’s independence was evaluated on a case-by-case basis. The Board considered any matters that could affect the ability of each outside director to exercise independent judgment in carrying out his responsibilities as a director, including all transactions and relationships between each such director, the director’s family members and organizations with which the director or the director’s family members have an affiliation and the Company, its subsidiaries and its management. Any such matters were evaluated both from the standpoint of the director and from that of persons or organizations with which the director has an affiliation. These independent directors have regularly scheduled meetings at which no members of management are present.

During 2004, the Board of Directors held eight meetings, including five regular and three special meetings. Each director attended more than 75% of the total number of meetings of the Board and the applicable committees during the periods on which each served. The Board of Directors has established an Audit Committee, a Compliance and Quality Committee, an Executive Compensation Committee, and a Nominating and Governance Committee. Each committee has a written charter which is available on the Company’s website at www.kindredhealthcare.com. Information on the Company’s website is not part of this Proxy Statement.

Audit Committee.    The Audit Committee has three members consisting of Mr. Isaac Kaufman (Chairman), Mr. John H. Klein and Mr. Eddy J. Rogers, Jr. Each member of the Audit Committee is independent as defined under the listing standards of the New York Stock Exchange and the Nasdaq Stock Market. The Board of Directors has determined that Mr. Kaufman is the Audit Committee’s financial expert as defined in Item 401 of Regulation S-K promulgated under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The Audit Committee held seven meetings during 2004. The Audit Committee assists the Board of Directors in monitoring (1) the adequacy of the Company’s system of internal controls, accounting policies, financial reporting practices, and the quality and integrity of the Company’s financial reporting; (2) the independent auditor’s qualifications and independence; and (3) the performance of the Company’s internal audit function and independent auditor.

Compliance and Quality Committee.    The Compliance and Quality Committee has three members consisting of Thomas P. Cooper, M.D. (Chairman), Mr. Michael J. Embler and Mr. Garry N. Garrison. Each member of the Compliance and Quality Committee is independent as defined under the listing standards of the New York Stock Exchange and the Nasdaq Stock Market. The Compliance and Quality Committee was formed on April 22, 2004, and held three meetings in 2004. The Compliance and Quality Committee assists the Board of Directors in monitoring (1) the Company’s compliance with applicable laws, regulations and policies; (2) the Company’s compliance with its Corporate Integrity Agreement and its Code of Conduct; and (3) the Company’s programs, policies and procedures that support and enhance the quality of care provided by the Company.

Executive Compensation Committee.    The Executive Compensation Committee has four members consisting of Mr. John H. Klein (Chairman), Thomas P. Cooper, M.D., Mr. Michael J. Embler and Mr. Garry N. Garrison. Each member of the Executive Compensation Committee is independent as defined under the listing standards of the New York Stock Exchange and the Nasdaq Stock Market. The Executive Compensation Committee held six meetings in 2004. The Executive Compensation Committee assists the Board of Directors in fulfilling its responsibility to the shareholders, potential shareholders and investment community to ensure that the Company’s key executives, officers and Board members are compensated in accordance with the Company’s overall compensation policies and executive compensation policies. The Executive Compensation Committee recommends and approves compensation policies, programs and pay levels that are necessary to support the Company’s objectives and that are rational and reasonable to the value of the services rendered.

Nominating and Governance Committee.    The Nominating and Governance Committee has four members consisting of Mr. John H. Klein (Chairman), Mr. Michael J. Embler, Mr. Isaac Kaufman and Mr. Eddy J. Rogers, Jr. Each member of the Nominating and Governance Committee is independent as defined under the listing standards of the New York Stock Exchange and the Nasdaq Stock Market. The Nominating and Governance Committee held four meetings in 2004. The Nominating and Governance Committee assists the Board of Directors by (1) identifying individuals qualified to become Board members, and approving the director nominees for the next annual meeting of shareholders and approving nominees to fill vacancies on the Board; (2) recommending to the Board nominees for director and chairperson(s) for each committee; (3) leading the Board in its annual review of the Board’s performance; and (4) recommending to the Board the corporate governance guidelines applicable to the Company.

It is the policy of the Nominating and Governance Committee to consider director candidates recommended by shareholders who appear to be qualified to serve on the Company’s Board of Directors. The Committee has not established any specific qualifications for directors. The Nominating and Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors. The Nominating and Governance Committee may recommend increasing the size of the Board of Directors if it perceives specialized needs for the Board of Directors and if qualified director candidates are identified. In order to avoid the unnecessary use of the Nominating and Governance Committee’s resources, the Nominating and Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

To submit a recommendation of a director candidate to the Nominating and Governance Committee, a shareholder should submit the following information in writing, addressed to the Chairman of the Nominating and Governance Committee, care of the Corporate Secretary, at the Company’s principal office:

1.    The name of the person recommended as a director candidate;

2.    All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended;

3.    The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4.    As to the shareholder making the recommendation, the name and address, as they appear on the Company’s books, of such shareholder; provided, however, that if the shareholder is not a registered holder of the Company’s Common Stock, the shareholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s Common Stock, and the number and class of all shares of each class of stock of the Company owned of record or beneficially by such holder; and

5.    A statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of shareholders to be held in 2006, the recommendation must be received in accordance with the requirements for other shareholder proposals. See “Shareholder Proposals and Director Nominations.”

The Nominating and Governance Committee has generally identified director nominees based upon suggestions by outside directors, management members and/or shareholders, and has interviewed and evaluated those persons on its own. On occasion, the Company employs outside search firms to identify and screen potential director candidates. The Company seeks directors who possess integrity, a high level of education and business experience, broad-based business acumen, an understanding of the Company’s business and the healthcare industry generally, strategic thinking and a willingness to share ideas, a network of contacts and diversity of experiences, expertise and background. The Nominating and Governance Committee uses these criteria to evaluate potential nominees, and does not evaluate proposed nominees differently depending upon who has made the proposal.

Attendance at the Annual Meeting.    The Board of Directors does not require directors to attend the annual meeting of shareholders. Mr. Diaz was the only director in attendance at the 2004 annual meeting of shareholders.

COMPENSATION OF DIRECTORS

During 2004, non-employee directors received (1) $3,000 for each Board meeting attended and $2,000 for each committee meeting attended unless the meeting was held telephonically; (2) $1,000 for each telephonic meeting of the Board or any committee meeting attended; (3) a $12,000 quarterly retainer; (4) an additional $2,000 quarterly retainer for a committee chairman; and (5) an additional $2,000 quarterly retainer for the lead independent director.

Pursuant to the Company’s 2001 Stock Option Plan for Non-Employee Directors, on January 1, 2004 the Company issued to each non-employee director an option to purchase 3,000 shares of Common Stock having an exercise price of $51.98 per share. These options were adjusted on May 27, 2004 to reflect the Company’s 2-for-1 stock split in the form of a 100% stock dividend distributed on May 27, 2004 (the “Stock Split”). These options are exercisable in four equal annual installments beginning on the first anniversary of their grant date and have a ten-year term. The Company’s 2001 Stock Option Plan for Non-Employee Directors was amended and restated effective May 18, 2004. Pursuant to the Company’s Stock Option Plan for Non-Employee Directors, Amended and Restated (the “Directors Plan”), the Company issues, on January 10 of each year during the term of the Directors Plan, an option to purchase 5,000 shares of Common Stock to each non-employee director. These options will have an exercise price equal to the fair market value of the Common Stock on the date the option is granted, vest in four equal annual installments beginning on the first anniversary of their date of grant, and have a ten-year term.

In addition, upon the appointment or election of a person as a non-employee director for the first time, such director will receive a one-time grant of an option to purchase 15,000 shares of Common Stock under the Directors Plan. These options will have an exercise price equal to the fair market value of the Common Stock on the date the option is granted, vest in four equal annual installments beginning on the first anniversary of their date of grant, and have a ten-year term.

CODE OF ETHICS

The Company has adopted a Code of Conduct that serves as its code of ethics and applies to all of the Company’s employees, including the principal executive officer, principal financial officer, principal accounting officer, and certain other persons performing similar functions. The text of the Company’s Code of Conduct is posted on the Company’s website located at www.kindredhealthcare.com under the “Investor Information” section. In addition, the Company intends to disclose on its website (1) the nature of any amendment to a provision of the Code of Conduct that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions and (2) the nature of any waiver, including an implied waiver, from provisions of the Code of Conduct that is granted to one of these specified individuals, the name of the person to whom the waiver was granted and the date of the waiver. Such disclosure will be made within five business days following the date of the applicable amendment or waiver. Information contained on the Company’s website is not part of this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of Common Stock and the Company’s Series A and Series B warrants, as of January 31, 2005, by (1) each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding shares of Common Stock, (2) each person who is a director or nominee for director, (3) each of the Company’s Named Executive Officers (as defined herein), and (4) all of the persons who are directors and executive officers of the Company, as a group.

	Amount and Nature of Beneficial Ownership (1)			Percent of Class (1)
Name of Beneficial Owner	Common Stock	Series A Warrants	Series B Warrants	Common Stock	Series A Warrants	Series B Warrants
Directors, Nominees and Named Executive Officers
Edward L. Kuntz	255,039	—	—	*	—	—
Paul J. Diaz (2)	511,531	7,500	7,500	1.4	*	*
Thomas P. Cooper, M.D.	1,500	—	—	*	—	—
Michael J. Embler (2) (3)	10,237,058	560,242	1,400,603	24.9	28.0	28.0
Garry N. Garrison	24,000	—	—	*	—	—
Isaac Kaufman	24,000	—	—	*	—	—
John H. Klein	24,000	—	—	*	—	—
Eddy J. Rogers, Jr.	6,500	—	—	*	—	—
Richard A. Lechleiter	140,566	—	—	*	—	—
Frank J. Battafarano	80,536	—	—	*	—	—
Lane M. Bowen	24,070	—	—	*	—	—
Richard E. Chapman	49,737	—	—	*	—	—

All Directors and Executive Officers as a Group (16 persons) (2)	11,571,346	567,742	1,408,103	27.7	28.4	28.2

Other Security Holders with More than 5% Ownership
Franklin Mutual Advisers, LLC (3)(4)	10,237,058	560,242	1,400,603	24.9	28.0	28.0
Dimensional Fund Advisors Inc. (5)	2,409,174	—	—	6.5	—	—
RS Investment Management Co. LLC, RS Investment Management, L.P. and George R. Hecht (6)	2,562,870	—	—	6.9	—	—

*	Denotes less than 1%.

(1)	Includes shares subject to options or warrants and which are exercisable within 60 days from January 31, 2005. Other than shares subject to warrants as expressly indicated in the table, the number of shares of Common Stock that may be acquired through exercise of options, which are exercisable as of, or within 60 days after, January 31, 2005, are as follows: Mr. Kuntz – 64,842 shares; Mr. Diaz – 226,942 shares; Dr. Cooper – 1,500 shares; Mr. Embler – 24,000 shares; Mr. Garrison – 24,000 shares; Mr. Kaufman – 24,000 shares; Mr. Klein – 24,000 shares; Mr. Rogers – 6,500 shares; Mr. Lechleiter – 88,044 shares; and Mr. Battafarano – 18,444 shares. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock and/or warrants beneficially owned by them. The total for Mr. Battafarano includes 50 shares held jointly with his mother.

(2)	The number of shares of Common Stock shown in the table includes shares issuable upon the exercise of the Series A warrants and the Series B warrants. As a result of the Stock Split, two shares of Common Stock are issuable upon the exercise of each series of warrants. See notes 3 and 4 below.

(3)	Mr. Embler disclaims beneficial ownership of the securities held by Franklin Mutual Advisers, LLC (“FMA”). In addition, Mr. Embler disclaims beneficial ownership of shares underlying options issued by the Company to Mr. Embler. Mr. Embler is an officer of FMA and serves on the Board at the request of FMA. In accordance with FMA’s internal policy, all cash and non-cash compensation issued to Mr. Embler in connection with his service on the Board of Directors has or will be distributed directly to the advisory clients of FMA. See note 4 below.

(4)	FMA has advised the Company that advisory clients of FMA own the referenced securities. FMA has indicated that the Common Stock and warrants are beneficially owned by one or more open-end investment companies or other management accounts of FMA. Under its advisory contracts, FMA has sole voting and investment power over these securities owned by its clients which FMA manages. The number of shares of Common Stock shown in the table includes shares issuable upon the exercise of 560,242 Series A warrants and 1,400,603 Series B warrants which are currently exercisable. Michael J. Embler is an officer of FMA. Mr. Embler and FMA disclaim beneficial ownership of the securities held by FMA. See notes 2 and 3 above. The address of FMA is 51 John F. Kennedy Parkway, Short Hills, New Jersey 07078.

(5)	Based on a Schedule 13G/A filed by Dimensional Fund Advisors Inc. (“Dimensional”) dated December 31, 2004 with the Securities and Exchange Commission (“SEC”). According to the Schedule 13G/A, Dimensional furnishes investment advice to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts (collectively, the “Funds”). According to the Schedule 13G/A, Dimensional, in its role as investment advisor or manager, possesses investment and/or voting power over these shares that are owned by the Funds. Dimensional disclaims beneficial ownership of these shares. The address of Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(6)	Based on a Schedule 13G/A jointly filed by RS Investment Management Co. LLC, RS Investment Management, L.P. and George R. Hecht dated December 31, 2004 with the SEC. According to the Schedule 13G/A, RS Investment Management Co. LLC and George R. Hecht have shared voting and dispositive power over these shares and RS Investment Management, L.P. has shared voting and dispositive power with respect to 2,560,710 of these shares. The Schedule 13G/A further indicates that (i) RS Investment Management, L.P. is a registered investment adviser, (ii) RS Investment Management Co. LLC is the general partner of RS Investment Management, L.P. and (iii) George R. Hecht is a control person of RS Investment Management Co. LLC and RS Investment Management, L.P. The address of each of RS Investment Management Co. LLC, RS Investment Management, L.P. and George R. Hecht is 388 Market Street, Suite 200, San Francisco, CA 94111.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than 10% of the Common Stock to file initial stock ownership reports and reports of changes in ownership with the SEC. Based on a review of these reports and on written representations from the reporting persons that no other reports were required, the Company believes that the applicable Section 16(a) reporting requirements were complied with for all transactions which occurred in 2004 except as follows.

On January 9, 2004, Michael J. Embler filed a Form 4 that was four days late in reporting the January 1, 2004 grant of an option to purchase 3,000 shares of Common Stock. On August 30, 2004, Lane M. Bowen filed a Form 4 that was seventeen days late in reporting fifteen sales transactions covering 6,332 shares of Common Stock on August 11, 2004. On September 7, 2004, Frank J. Battafarano filed a Form 4 that was fourteen days late in reporting eleven sales transactions covering 6,790 shares of Common Stock on August 20, 2004.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following Summary Compensation Table sets forth compensation earned during the three fiscal years ended December 31, 2004 by (1) the Chief Executive Officer of the Company and (2) the other four most highly compensated executive officers of the Company (collectively, the “Named Executive Officers”).

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus(1)	Other Annual Compensation(2)	Restricted Stock Awards		Securities Underlying Options(5)	All Other Compensation(6)
Paul J. Diaz	2004	$800,000	$1,400,000	$51,289	$1,204,414	(3)	67,220	—
President and Chief Executive Officer	2003 2002	618,000 555,616	1,142,585 405,000	52,343 162,245	3,007,615 —	(4)	197,184 235,000	— —

Richard A. Lechleiter	2004	$317,240	$523,446	—	$272,442	(3)	15,206	$20,288
Executive Vice President and Chief Financial Officer	2003 2002	309,500 283,224	596,934 191,176	— —	209,453 —	(4)	25,330 49,600	21,256 25,865

Frank J. Battafarano	2004	$328,080	$541,332	—	$272,442	(3)	15,206	$37,499
Executive Vice President and President, Hospital Division	2003 2002	309,500 265,300	613,183 245,138	— —	209,453 —	(4)	25,330 20,000	35,034 14,940

Lane M. Bowen	2004	$317,240	$523,446	—	$272,442	(3)	15,206	$19,585
Executive Vice President and President, Health Services Division	2003 2002	309,500 214,834	483,263 145,268	— —	209,453 —	(4)	25,330 26,000	40,436 11,286

Richard E. Chapman	2004	$317,240	$523,446	—	$272,442	(3)	15,206	$11,062
Executive Vice President and Chief Administrative and Information Officer	2003 2002	309,500 300,500	521,934 202,839	— —	209,453 —	(4)	25,330 20,000	5,000 6,000

(1)	The amounts shown include cash bonuses awarded under the Company’s short-term incentive plan and amounts earned under the Company’s long-term incentive plan. For the periods presented, the amounts earned under the long-term incentive plan by the Named Executive Officers were as follows:

Year	Mr. Diaz	Mr. Lechleiter	Mr. Battafarano	Mr. Bowen	Mr. Chapman
2004	$800,000	$285,516	$295,272	$285,516	$285,516
2003	361,530	181,058	181,058	181,058	181,058
2002	135,000	63,725	59,693	26,540	67,613

Under the long-term incentive plan, amounts are earned based upon annual performance criteria and, subject to continued employment, are paid in equal annual installments over the three succeeding years.

In addition, the amounts shown for 2003 include a special performance award granted to the Company’s key employees based upon the successful execution of several strategic and operational initiatives that resulted in a significant enhancement in shareholder value during 2003. The amounts awarded to the Named Executive Officers were as follows: Mr. Diaz—$350,000; Mr. Lechleiter—$200,000; Mr. Battafarano—$200,000; Mr. Bowen—$175,000; and Mr. Chapman—$125,000.

(2)	These amounts represent certain transportation related benefits of $35,904, $38,081 and $23,231, for 2004, 2003 and 2002, respectively, and cash compensation related to the payout of certain paid time off benefits of $15,385 and $14,262, for 2004 and 2003, respectively. The amount for 2002 also includes certain relocation benefits (including a gross-up for applicable taxes) of $139,014.

(3)	These amounts represent the closing price of $23.89 reported on the Nasdaq Stock Market on the date of grant of shares of restricted Common Stock granted on July 26, 2004 to the Named Executive Officers as follows: Mr. Diaz—50,415 shares; Mr. Lechleiter—11,404 shares; Mr. Battafarano—11,404 shares; Mr. Bowen—11,404 shares; and Mr. Chapman—11,404 shares. These shares vest in three equal annual installments, beginning on the first anniversary of the date of grant. Based on the closing price of $29.95 reported on the New York Stock Exchange for the Common Stock on December 31, 2004, the number and value of the restricted shares of Common Stock held at the end of 2004 by the Named Executive Officers pursuant to the grant on July 26, 2004 were as follows: Mr. Diaz—50,415 shares valued at $1,509,929; Mr. Lechleiter—11,404 shares valued at $341,550; Mr. Battafarano—11,404 shares valued at $341,550; Mr. Bowen—11,404 shares valued at $341,550; and Mr. Chapman—11,404 shares valued at $341,550. The Company has not paid dividends on its Common Stock, but the holder of restricted stock is entitled to dividends if paid.

(4)	These amounts represent shares of restricted Common Stock granted during 2003 and have been adjusted retroactively to reflect the Stock Split. These amounts represent the closing price of $11.03 reported on the Nasdaq Stock Market on the date of grant of shares of restricted Common Stock granted on July 22, 2003 to the Named Executive Officers as follows: Mr. Diaz—57,888 shares; Mr. Lechleiter—18,998 shares; Mr. Battafarano—18,998 shares; Mr. Bowen—18,998 shares; and Mr. Chapman—18,998 shares. These shares vest in three equal annual installments beginning on the first anniversary of the date of grant. Based on the closing price of $29.95 reported on the New York Stock Exchange for the Common Stock on December 31, 2004, the number and value of the restricted shares of Common Stock held at the end of 2004 by the Named Executive Officers pursuant to the grant on July 22, 2003 were as follows: Mr. Diaz—57,888 shares valued at $1,733,746; Mr. Lechleiter—18,998 shares valued at $568,990; Mr. Battafarano—18,998 shares valued at $568,990; Mr. Bowen—12,666 shares valued at $379,347; and Mr. Chapman—18,998 shares valued at $568,990. In addition, the total for Mr. Diaz includes the closing price of $19.75 reported on the Nasdaq Stock Market on the date of grant of 120,000 shares of restricted Common Stock granted on October 28, 2003. These shares vest in three equal annual installments beginning on the first anniversary of the date of grant. Based on the closing price of $29.95 reported on the New York Stock Exchange for the Common Stock on December 31, 2004, these 120,000 shares of restricted Common Stock held at the end of 2004 by Mr. Diaz were valued at $3,594,000. The Company has not paid dividends on its Common Stock, but the holder of restricted Common Stock is entitled to dividends if paid.

(5)	The amounts for 2003 and 2002 reflect the impact of the Stock Split.

(6)	In addition to certain amounts noted below, the amounts in this column include contributions for the benefit of the Named Executive Officers to the Company’s Retirement Savings Plan (“RSP”) and Deferred Compensation Plan (“DCP”) as follows:

	2004			2003			2002
	RSP	DCP	Total	RSP	DCP	Total	RSP	DCP	Total
Mr. Lechleiter	$3,972	$2,208	$6,180	$5,000	$2,357	$7,357	$6,000	$2,232	$8,232
Mr. Battafarano	3,972	8,094	12,066	5,000	8,640	13,640	6,000	8,182	14,182
Mr. Bowen	3,972	—	3,972	5,000	—	5,000	5,532	—	5,532
Mr. Chapman	3,972	—	3,972	5,000	—	5,000	6,000	—	6,000

In addition, the amounts include certain transportation related benefits for the following years:

Year	Mr. Lechleiter	Mr. Battafarano	Mr. Bowen	Mr. Chapman
2004	$14,108	$19,123	$1,277	$4,040
2003	6,459	21,394	—	—
2002	17,633	758	—	—

The amounts also include cash compensation related to the payout of certain paid time off benefits for the following years:

Year	Mr. Lechleiter	Mr. Battafarano	Mr. Bowen	Mr. Chapman
2004	—	$6,310	$11,897	$3,050
2003	$7,440	—	8,928	—

The amounts for Mr. Bowen in 2004, 2003 and 2002 also include certain relocation benefits and living expenses (including a gross-up for applicable taxes) of $2,439, $26,508 and $5,754, respectively.

Option Grants in Last Fiscal Year

The following table sets forth information concerning options to purchase shares of Common Stock granted to the Named Executive Officers in 2004:

	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in 2004	Exercise Price Per Share(2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name					5%	10%
Paul J. Diaz	67,220	9.9%	$23.89	7/26/14	$1,009,932	$2,559,368
Richard A. Lechleiter	15,206	2.2%	$23.89	7/26/14	$228,459	$578,961
Frank J. Battafarano	15,206	2.2%	$23.89	7/26/14	$228,459	$578,961
Lane M. Bowen	15,206	2.2%	$23.89	7/26/14	$228,459	$578,961
Richard E. Chapman	15,206	2.2%	$23.89	7/26/14	$228,459	$578,961

(1)	All options shown in the above table become exercisable in three equal annual installments, beginning on the first anniversary of the date of grant, and have a ten-year term. All options become fully exercisable upon a change in control of the Company (as defined in the Kindred Healthcare, Inc. 2001 Stock Incentive Plan, Amended and Restated (the “Incentive Plan”)).

(2)	The exercise price and any tax withholding obligations related to exercise may be paid, at the discretion of the Executive Compensation Committee, in cash, in shares of Common Stock or through a registered broker-dealer pursuant to such cashless exercise procedures which are, from time to time, deemed acceptable by the Company.

(3)	The dollar amounts in this table represent the potential realizable value of the stock options granted, assuming that the market price of the Common Stock appreciates in value from the date of grant to the end of the option term at annualized rates of 5% and 10% but before taxes associated with exercise. Therefore, these amounts are not the actual value of the options granted and are not intended to forecast possible future appreciation, if any, in the price of the Common Stock. No assurance can be given that the price of the Common Stock will appreciate at these rates or experience any appreciation.

Option Exercises and Holdings

The following table sets forth information concerning the exercise of options during 2004 and unexercised options held as of December 31, 2004 by the Named Executive Officers.

Aggregate Option Exercises in 2004

and Year-end Option Values

	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options at 12/31/04		Value of Unexercised In-the-Money Options at 12/31/04(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Paul J. Diaz	—	—	176,942	316,176	$2,109,218	$3,499,601
Richard A. Lechleiter	—	—	80,644	56,892	$1,108,650	$699,291
Frank J. Battafarano	67,800	$666,446	18,444	42,092	$300,160	$552,031
Lane M. Bowen	19,144	$268,716	—	45,092	—	$656,751
Richard E. Chapman	85,444	$904,530	—	42,092	—	$552,031

(1)	The value of unexercised options was calculated by subtracting the exercise price from the market value of the underlying Common Stock as of December 31, 2004. The market value of the Common Stock was $29.95 per share based on the closing price per share on the New York Stock Exchange on December 31, 2004.

Employment and Other Agreements

The Company has entered into employment agreements with certain of its officers, including the Named Executive Officers.

On October 28, 2003, the Company entered into an employment agreement with Mr. Diaz in connection with his promotion to Chief Executive Officer. Mr. Diaz’s promotion was effective January 1, 2004. The agreement has a three-year term but is extended automatically each day by one day unless the Company notifies Mr. Diaz. Upon such notification, the employment agreement will terminate in three years. Mr. Diaz’s employment agreement provides that he is entitled to a base salary of $800,000 beginning on January 1, 2004 and to participate in the Company’s short-term and long-term incentive plans, the Company’s equity-based plans and other employee benefit plans. Mr. Diaz may receive increases in his base salary as approved by the Executive Compensation Committee.

Under certain circumstances, Mr. Diaz’s employment agreement also provides for severance payments if his employment is terminated. If his employment is terminated by reason of death or disability, Mr. Diaz is entitled to a prorated portion of his short-term bonus. If Mr. Diaz’s employment is terminated for cause, no additional payments are made under the employment agreement. If his employment is subject to termination for good reason (as defined in his agreement) or other than for cause (collectively, an “Involuntary Termination”), certain levels of severance payments are provided under the employment agreement.

Upon an Involuntary Termination, Mr. Diaz’s agreement provides for a cash payment equal to the prorated portion of his short-term target bonus in the year of termination and three times his base salary and short-term target bonus in the year of termination. In addition, Mr. Diaz would be entitled to coverage under the Company’s employee benefit plans for three years, three years of additional vesting of restricted stock awards and stock options, and an additional three years in which to exercise the options. Mr. Diaz’s agreement also requires the Company to provide substantially similar office space and the services of an administrative assistant for three years.

The Company also has entered into employment agreements with Mr. Lechleiter, Mr. Battafarano, Mr. Bowen and Mr. Chapman (collectively, the “Other Named Executive Officers”). The agreements for the Other

Named Executive Officers generally contain standard terms except as noted below. These agreements have a one-year term but are extended automatically each day by one day unless the Company notifies the Other Named Executive Officer. Upon such notification, the employment agreement will terminate in one year.

The employment agreements provide a base salary and the ability of the Other Named Executive Officers to participate in the Company’s short-term and long-term incentive plans, the Company’s equity-based plans and other employee benefit plans. The base salaries for 2004 for the Other Named Executive Officers under the employment agreements were as follows: Mr. Lechleiter—$317,240; Mr. Battafarano—$328,080; Mr. Bowen—$317,240; and Mr. Chapman—$317,240. The Other Named Executive Officers may receive increases in their base salaries as approved by the Executive Compensation Committee.

Under certain circumstances, the employment agreements also provide for severance payments if the Other Named Executive Officer’s employment is terminated. If employment is terminated by reason of death or disability, the Other Named Executive Officer is entitled to a prorated portion of his short-term target bonus. If the Other Named Executive Officer’s employment is terminated for cause, no additional payments are made under the employment agreements. If the Other Named Executive Officer’s employment is subject to an Involuntary Termination, certain levels of severance payments are provided under the employment agreements.

Upon the Involuntary Termination of the Other Named Executive Officers, their agreements provide for a cash payment equal to the prorated portion of their short-term target bonus in the year of termination and one and one-half times their base salary and short-term target bonus in the year of termination. In addition, they would be entitled to coverage under the Company’s employee benefit plans for 18 months, 18 months of additional vesting of restricted stock awards and stock options, and an additional 18 months in which to exercise such options.

The Company also has entered into Change in Control Severance Agreements with certain of its key employees, including the Named Executive Officers. These agreements provide for the payment of severance benefits under certain circumstances. These benefits become payable at any time within two years after a change in control of the Company if: (a) the Company terminates the executive’s employment without cause or (b) the executive terminates employment with the Company for good reason (as defined in the agreement) or within either of two 30-day periods commencing 30 days after the change in control and one year after the change in control, respectively. The benefits to be afforded the Named Executive Officers include: (a) a cash payment equal to three times base salary and short-term target bonus as of the termination of employment; (b) continuation of health, life and disability insurance coverage for three years; (c) full vesting under the Company’s retirement savings plan; and (d) an additional payment for any excise taxes the Named Executive Officer may incur as a result of the change in control payments.

Compensation Committee Interlocks and Insider Participation

During all of 2004, Mr. John H. Klein (Chairman), Thomas P. Cooper, M.D., Mr. Michael J. Embler, and Mr. Garry N. Garrison served on the Executive Compensation Committee of the Board of Directors. None of the persons who served on the Executive Compensation Committee during 2004 were employees of the Company.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

The Executive Compensation Committee of the Board (the “Committee” or the “Executive Compensation Committee”) is composed entirely of independent directors satisfying the requirements of the New York Stock Exchange and Nasdaq Stock Market listing standards. The Committee is composed of Mr. John H. Klein (Chairman), Thomas P. Cooper, M.D., Mr. Michael J. Embler and Mr. Garry N. Garrison. The Executive Compensation Committee is responsible for establishing and administering the policies and programs that govern both annual compensation and stock-based incentive compensation plans for the executive officers of the Company.

The Company’s executive compensation policy is based upon principles designed to motivate and retain executive officers and to establish an appropriate relationship between executive pay and short-term and long-term performance. The key components of the Company’s compensation program are base salary, annual incentive awards and equity participation. These components are administered to provide total compensation that is competitive in the marketplace, rewards successful short-term and long-term financial and non-financial performance and aligns executive officers’ interests with those of the shareholders. The Company has adopted a charter for the Committee, the text of which is posted on the Company’s website located at www.kindredhealthcare.com. Information on the Company’s website is not part of this Proxy Statement.

The Committee reviews each component of executive compensation on a regular basis. The Committee held six meetings during 2004. The Committee engages independent consultants and uses executive compensation surveys of comparable healthcare and service companies to assist in its analysis. The companies surveyed include some, but not all, of the companies covered in the indices included in the Performance Graph. The Committee’s policy is to target total executive compensation between the 50th and 75th percentiles of the healthcare industry.

Base Salary

Base salary for executive officers is determined by an assessment of overall Company performance, the individual executive officer’s performance, changes in executive officer responsibility and relevant comparable industry data. While certain aspects of performance can be measured in financial terms, the Committee also evaluates executives in areas of performance that are more subjective. These areas include the success of the executive officer in developing and executing the Company’s strategic plans, addressing the significant changes affecting the healthcare industry, developing key employees and exercising leadership. The Committee’s policy is to target executive base salaries at the 50th percentile of the healthcare industry.

Annual Incentives

The Executive Compensation Committee believes that a significant portion of total cash compensation for executive officers should be subject to the attainment of specific Company financial and quality criteria. This approach creates a direct incentive for executive officers to achieve desired performance goals and places a significant percentage of each executive officer’s compensation at risk. The Company’s incentive compensation plans are designed to reward officers and other designated key employees for the attainment of financial and quality performance objectives approved annually by the Committee. Incentive compensation objectives are constructed to encourage responsible and profitable growth and achievement of measurable quality indicators while taking into account non-routine factors that may be integral to the success of the Company.

The Company maintains a short-term incentive compensation plan for executive officers and other key employees of the Company. The Committee establishes performance goals upon which the annual bonuses are based. Typically, the goals for each eligible employee are based upon financial performance, quality and performance goals and accounts receivable collections. Annual bonuses are based upon a percentage of the employee’s base salary. Target bonuses for 2004 for the Named Executive Officers were 60% of their respective base salaries. The short-term incentive plan also provides additional compensation beyond the target bonuses for performance exceeding the targeted goals. The maximum bonuses available for 2004 for the Named Executive Officers were 75% of their respective base salaries. Based upon the results achieved in 2004, the Executive Compensation Committee awarded bonuses to the Named Executive Officers under the short-term incentive plan for 2004 as follows: Mr. Diaz—$600,000; Mr. Lechleiter—$237,930; Mr. Battafarano—$246,060; Mr. Bowen—$237,930; and Mr. Chapman—$237,930.

The Company’s long-term incentive plan provides for the payment of cash bonus awards to key employees of the Company upon attainment by the Company of specified performance goals. For each performance period, the Executive Compensation Committee selects plan participants who are in a position to contribute materially to the success of the Company and establishes the performance goal or goals to be measured under the plan. For 2004, the goals were based on the Company achieving various levels of earnings before interest, taxes, depreciation, amortization and rent. The performance periods under the plan cover one year. The plan currently includes approximately 600 active participants, including key operating personnel in each of the Company’s four operating divisions. Participants are eligible to receive cash bonuses based upon a percentage of their base salary. These percentages vary depending upon the participant’s position within the Company and the extent to which the performance goals established by the Committee are attained. The maximum awards eligible under the long-term incentive plan as a percentage of base salary are 100% for the Chief Executive Officer and 90% for the Other Named Executive Officers. No awards are granted under the plan until certain minimum levels of performance are reached. Cash awards are payable in equal annual installments on or about each of the first, second and third anniversaries of the end of the relevant performance period, provided generally that the participant is employed by the Company at the time payments are due. This payment feature also serves as a retention device for the Company. Based upon the goals established by the Committee for the 2004 performance period, the executive officers of the Company, including the Named Executive Officers, achieved the maximum award under the plan. The remaining participants in the plan also achieved the maximum award under the plan. Accordingly, the awards under the long-term incentive plan for the Named Executive Officers were as follows: Mr. Diaz—$800,000; Mr. Lechleiter—$285,516; Mr. Battafarano—$295,272; Mr. Bowen—$285,516; and Mr. Chapman—$285,516. These awards generally will be paid in three equal annual installments beginning on or about December 15, 2005.

Equity Participation

The Executive Compensation Committee believes that equity participation is a key component of the Company’s executive compensation program. The use of such awards provides a long-term link between the results achieved for the Company’s shareholders and the rewards provided to executive officers. Stock options and other stock-based compensation are granted to executive officers primarily based on the executive officer’s actual and potential contribution to the Company’s growth, long-term performance, and the practices of other companies in the healthcare industry. Stock-based compensation is designed to retain executive officers and motivate them to enhance shareholder value by aligning the financial interests of executive officers with those of the Company’s shareholders. Stock-based compensation also provides an effective incentive for management to create shareholder value over the long term since the full benefit of the compensation package is primarily realized as a result of the appreciation in the price of the Common Stock over a number of years.

On July 26, 2004, the Committee granted stock options to purchase shares of Common Stock to certain officers of the Company, including the Named Executive Officers. The number of shares of Common Stock underlying the stock option awards granted to the Named Executive Officers were as follows: Mr. Diaz—67,220 shares; Mr. Lechleiter—15,206 shares; Mr. Battafarano—15,206 shares; Mr. Bowen—15,206 shares; and Mr. Chapman—15,206 shares. These options have an exercise price of $23.89 per share, vest in three equal annual installments beginning on the first anniversary of the date of grant and expire ten years from the date of grant. On July 26, 2004, the Committee also granted a total of 277,146 shares of restricted Common Stock to certain officers of the Company, including the Named Executive Officers. The number of shares of restricted Common Stock granted to the Named Executive Officers were as follows: Mr. Diaz—50,415 shares; Mr. Lechleiter—11,404 shares; Mr. Battafarano—11,404 shares; Mr. Bowen—11,404 shares; and Mr. Chapman—11,404 shares. These shares will vest in three equal annual installments beginning on the first anniversary of the date of grant.

The Executive Compensation Committee granted the stock options and restricted stock described above based upon its judgment that the number and terms were appropriate and desirable considering each executive officer’s actual and potential contribution to the Company and the practices of other companies in the healthcare industry. The Committee also considered information prepared by an independent compensation consultant. The assessment of actual and potential contribution was based on the Executive Compensation Committee’s subjective evaluation of each executive officer’s abilities, skills, efforts and leadership. The Committee also believes that these awards are consistent with the Committee’s compensation policy to align the interests of management with the interests of the shareholders.

Compensation of the Chief Executive Officer

Consistent with the executive compensation policy and components described above, the Executive Compensation Committee determined the compensation for the services rendered during 2004 by Paul J. Diaz, as Chief Executive Officer of the Company. During 2004, Mr. Diaz repositioned the Company’s existing businesses into four separate divisions to improve execution and promote future growth. He also was instrumental in promoting the Company’s development efforts for its hospital and pharmacy businesses. Operationally, Mr. Diaz oversaw the hospital division’s successful transition to the new Medicare prospective payment system and implemented several initiatives to improve the Company’s quality of care and control professional liability costs. The Committee believes that during 2004 Mr. Diaz demonstrated the leadership necessary to provide a solid foundation for future growth of the Company through stable and predictable operating results. Based upon these accomplishments, the Committee believes that the base salary, incentive bonuses, and equity granted to Mr. Diaz were fair and competitive. The assessment of actual and potential contribution was based upon the Committee’s subjective evaluation of Mr. Diaz’s abilities, skills, efforts and leadership.

Executive Compensation Tax Deductibility

The Omnibus Budget Reconciliation Act of 1993 amended the Internal Revenue Code (the “Code”) to provide generally that the compensation paid by publicly held corporations to the chief executive officer and the four most highly paid senior executive officers in excess of $1,000,000 per executive will be deductible by the Company only if paid pursuant to qualifying performance-based compensation plans approved by shareholders of the Company. Compensation as defined by the Code includes, among other things, base salary, incentive compensation and gains on stock options and restricted Common Stock. It is the Executive Compensation Committee’s policy to maximize the effectiveness of the Company’s executive compensation plans. In that regard, the Committee intends to remain flexible to take actions which are deemed to be in the best interests of the Company and its shareholders. Such actions may not always qualify for tax deductibility under the Code.

All members of the Executive Compensation Committee of the Company listed below submit the foregoing report.

EXECUTIVE COMPENSATION COMMITTEE

John H. Klein, Chairman

Thomas P. Cooper, M.D.

Michael J. Embler

Garry N. Garrison

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is composed of three directors. Each member of the Audit Committee is independent and financially literate as defined in the New York Stock Exchange and Nasdaq Stock Market listing standards. The Audit Committee is presently composed of Mr. Isaac Kaufman (Chairman), Mr. John H. Klein, and Mr. Eddy J. Rogers, Jr. Mr. Klein was appointed to the Audit Committee on April 22, 2004 and the other current members served during all of 2004. Thomas P. Cooper, M.D. and Mr. Garry N. Garrison also served on the Audit Committee from January 1, 2004 to April 22, 2004.

The Audit Committee reviews the Company’s financial reporting processes on behalf of the Board of Directors and monitors the Company’s efforts to comply with certain aspects of the Sarbanes-Oxley Act of 2002. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 with the Company’s management and its independent auditor, PricewaterhouseCoopers LLP. Management is responsible for the financial statements and the underlying financial reporting processes, including the system of internal controls. PricewaterhouseCoopers LLP is responsible for auditing the Company’s financial statements, expressing an opinion on the conformity of such audited consolidated financial statements with accounting principles generally accepted in the United States of America, and expressing opinions on the effectiveness of the Company’s internal control over financial reporting and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting. Management has represented to PricewaterhouseCoopers LLP and the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Company has adopted a charter for the Audit Committee, a copy of which is attached as Appendix A hereto.

The Audit Committee held seven meetings during 2004. The Audit Committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP the auditor’s independence from the Company and its management including the matters in the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, received by the Audit Committee.

The Audit Committee also discussed with the Company’s internal auditors and with PricewaterhouseCoopers LLP the overall scope and plans for their respective audits. The Audit Committee meets periodically with the Company’s internal auditors and with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examinations, the evaluation of the Company’s internal controls and the overall quality and transparency of the Company’s financial reporting.

In reliance upon the reviews and discussions referenced above and the report of the independent auditor included in the independent auditor’s opinion with respect to the audited consolidated financial statements, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC.

All members of the Audit Committee of the Company listed below submit the foregoing report.

AUDIT COMMITTEE

Isaac Kaufman, Chairman

John H. Klein

Eddy J. Rogers, Jr.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Dr. Thomas P. Cooper, a director of the Company, is the Chairman, Chief Executive Officer and a shareholder of Vericare, Inc. (“Vericare”). Vericare has contracts to provide mental health services to 15 nursing centers operated by the Company. Under these contracts, Vericare bills the individual resident or the appropriate third party payor for the services provided by Vericare. The Company does not pay Vericare for these services under these contracts nor does Vericare make any payments to the Company related to these services.

The son of Edward L. Kuntz, Executive Chairman of the Company, was employed by the firm of Reed Smith LLP from October 2002 to December 2004. The Company paid approximately $600,000 for legal services rendered by the law firm of Reed Smith LLP during 2004. The fees paid to Reed Smith represent approximately 2% of the legal fees paid by the Company in 2004. It is anticipated that Reed Smith will provide legal services to the Company in the future.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table represents aggregate equity compensation plan information as of December 31, 2004 with respect to (1) equity plans that were approved by the Company’s shareholders, and (2) equity plans that have not been approved by the Company’s shareholders.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)		Weighted-average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(c)
Equity compensation plans approved by security holders (1)	2,667,233	(2)	$17.65	4,032,753	(3)
Equity compensation plans not approved by security holders (4)	199,000	(5)	$17.89	23,054	(6)

Total	2,866,233		$17.67	4,055,807

(1)	The Kindred Healthcare, Inc. 2000 Stock Option Plan (the “2000 Stock Option Plan”) was approved as part of the Company’s Fourth Amended Joint Plan of Reorganization (the “Plan of Reorganization”) and was subsequently ratified by the Company’s shareholders. The Incentive Plan has been approved by the Company’s shareholders and also is included in these totals. The Directors Plan was approved by the Company’s shareholders on May 18, 2004. Any options issued or available for issuance following shareholder approval of the Directors Plan are included in these totals.

(2)	Represents 175,718 shares of Common Stock underlying outstanding stock options granted pursuant to the 2000 Stock Option Plan and 2,491,515 shares of Common Stock underlying outstanding stock options granted pursuant to the Incentive Plan.

(3)	Restricted Common Stock and other forms of equity awards may be issued under the Incentive Plan.

(4)	The Kindred Healthcare, Inc. 2000 Restricted Share Plan (the “Restricted Share Plan”) was approved as part of the Company’s Plan of Reorganization but was not ratified by the Company’s shareholders.

(5)	Includes shares of Common Stock underlying stock options granted to non-employee directors pursuant to the Directors Plan prior to the date on which the Directors Plan was approved by the shareholders. Excludes outstanding restricted shares of Common Stock awarded under the Restricted Share Plan.

(6)	Represents restricted shares of Common Stock available for issuance under the Restricted Share Plan.

Description of Non-Shareholder Approved Equity Compensation Plans

Restricted Share Plan

In connection with the Plan of Reorganization, the Company adopted the Restricted Share Plan. The Restricted Share Plan provides for the grant of awards of restricted Common Stock to key employees of the Company. The maximum number of shares of Common Stock that may be granted under the Restricted Share Plan is 1,200,000 shares. Shares of Common Stock issued under the Restricted Share Plan may be either newly issued shares or treasury shares. The Restricted Share Plan is administered by the Executive Compensation Committee.

Each award will provide the participant with a specified number of restricted shares of Common Stock recommended by the Chief Executive Officer and approved by the Executive Compensation Committee. The restricted Common Stock will be non-transferable and subject to forfeiture unless and until they have vested. Shares in each participant’s award vest according to the following schedule: one-third vests immediately upon grant to the participant; the remaining two-thirds vest over a period of four years, with fifteen percent of the two-thirds vesting on the first and second anniversaries of the date of grant, twenty percent of the two-thirds vesting on the third anniversary of the date of grant, and the remaining fifty percent of the two-thirds vesting on the fourth anniversary of the date of grant.

In the event that a participant’s employment is terminated prior to such participant’s shares becoming fully vested (1) by the Company for cause (as defined in the Restricted Share Plan) or by the participant for any reason, all shares in such participant’s award that have not vested shall be forfeited on the date of termination; (2) by the Company without cause, all shares in such participant’s award shall vest according to the vesting schedule described above; or (3) without cause at any time after a change in control (as defined in the Restricted Share Plan), or by reason of death or disability (as defined in the Restricted Share Plan), all shares in such participant’s award shall immediately vest.

In the event that any award or portion thereof is forfeited for any reason, the forfeited shares of Common Stock will again be available for award pursuant to the Restricted Share Plan. In the event that the Company declares any dividends on the Common Stock, whether stock or cash dividends or otherwise, participants holding shares of restricted Common Stock are entitled to such dividends. Such dividends will be subject to the vesting and forfeiture provisions of the Restricted Share Plan and will be held by the Company or, if stock, subject to a restrictive legend, as determined by the Executive Compensation Committee. The Restricted Share Plan provides for an adjustment in the number of shares of Common Stock issued and available to be issued under the Restricted Share Plan, upon a change in the capitalization of the Company, a stock dividend or split, a merger or combination of shares and certain similar events.

PERFORMANCE GRAPH

The following graph summarizes the cumulative total return to shareholders of the Company’s Common Stock from April 26, 2001, the first day of its trading on the OTC Bulletin Board, to its trading on the Nasdaq National Market beginning November 8, 2001 and its subsequent trading on the New York Stock Exchange beginning October 27, 2004 to December 31, 2004, compared to the cumulative total return on the Standard & Poor’s 500 Stock Index (“S&P 500 Index”) and the Standard & Poor’s 1500 Health Care Index (the “S&P 1500 Health Care Index”). The graph assumes an investment of $100 in each of the Company’s Common Stock, the S&P 500 Index, and the S&P 1500 Health Care Index on April 26, 2001, and also assumes the reinvestment of all dividends.

	4/26/01	12/31/01	12/31/02	12/31/03	12/31/04
Kindred Healthcare, Inc	$100	$168	$59	$168	$193
S&P 500 Index	100	94	73	94	103
S&P 1500 Health Care Index	100	103	82	95	102

2. PROPOSAL TO RATIFY THE APPOINTMENT OF

PRICEWATERHOUSECOOPERS LLP

AS THE COMPANY’S INDEPENDENT AUDITOR FOR FISCAL YEAR 2005

The firm of PricewaterhouseCoopers LLP has been retained by the Company as independent auditor to audit the consolidated financial statements of the Company for the 2005 fiscal year and to audit the Company’s internal control over financial reporting as of December 31, 2005.

Although the Company’s bylaws do not require that the Company’s shareholders ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor, the Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP to the Company’s shareholders for ratification as a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee of the Board of Directors, in its sole discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2

Fees Paid to PricewaterhouseCoopers LLP

The following information presents the fees for services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2004 and 2003. The Audit Committee approved all of the services related to the fees set forth below.

Audit Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for each of the years ended December 31, 2004 and 2003 for the audits of the consolidated financial statements of the Company, audit of the Company’s internal control over financial reporting as of December 31, 2004, review of interim financial statements included in the Company’s Form 10-Qs and for services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements for each of the referenced years were $2,098,113 and $1,107,050, respectively.

Audit-Related Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for each of the years ended December 31, 2004 and 2003, for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not included in the audit fees listed above were $441,100 and $387,400, respectively. These fees were primarily related to audits and related services associated with regulatory and compliance audits.

Tax Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for each of the years ended December 31, 2004 and 2003 for tax compliance, tax advice and tax planning were $0 and $18,711, respectively. These fees were for services related to miscellaneous tax consulting.

All Other Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for the years ended December 31, 2004 and 2003 for products and services other than services described in the sections captioned “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” were $0 for both years.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the auditor’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee is responsible for appointing, evaluating and replacing the independent auditor, setting compensation and overseeing the services rendered by the independent auditor. The Audit Committee has established a policy requiring pre-approval of all audit engagement fees and terms and all permissible non-audit engagements with the independent auditor. Such services may be approved at a meeting of the Audit Committee or the Audit Committee may delegate to one or more of its members the pre-approval of audit engagements and permissible non-audit services provided that any pre-approval by such member or members shall be presented to the Audit Committee at each of its scheduled meetings.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

The Company must receive any shareholder proposal intended to be presented at the Company’s 2006 Annual Meeting of shareholders by December 6, 2005 in order to be considered for inclusion in the Company’s proxy materials for such meeting.

In connection with the annual meeting of shareholders of the Company to be held in 2006, if the proponent of a shareholder proposal fails to notify the Company of such proposal, in conformity with the requirements of the Company’s bylaws, before 60 days, but no earlier than 90 days before such meeting, then management proxies will be allowed to use their discretionary voting authority on the proposal if raised at the annual meeting even if there is no discussion of the proposal in the proxy statement.

SHAREHOLDER COMMUNICATIONS

The Company welcomes shareholder communications to the Board of Directors and/or individual directors. Shareholders who wish to communicate with the Board of Directors or an individual director should send their communications to the Board of Directors or an individual director, care of the Corporate Secretary, at the Company’s principal office. All such communication will be forwarded to the Board of Directors or the individual director as appropriate.

OTHER MATTERS

The only matters to be considered at the Annual Meeting or any adjournment thereof, so far as known to the Board of Directors, are those set forth in the Notice of Meeting and routine matters incident to the conduct of the Annual Meeting. However, if any other matters should properly come before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy, or their substitutes, to vote the proxy in accordance with their judgment in such matters.

ADDITIONAL INFORMATION

Copies of the exhibits to the Company’s Annual Report on Form 10-K will be provided to any requesting shareholder, provided that such shareholder agrees to reimburse the Company for reasonable fees related to providing such exhibits.

By Order of the Board of Directors

Paul J. Diaz

President and Chief Executive Officer

APPENDIX A

CHARTER FOR THE

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

KINDRED HEALTHCARE, INC.

Mission Statement

The Committee is appointed to assist the Board of Directors in monitoring (1) the adequacy of the Company’s system of internal controls, accounting policies, financial reporting practices, and the quality and integrity of the Company’s financial reporting; (2) the independent auditor’s qualifications and independence; and (3) the performance of the Company’s internal audit function and independent auditors.

Organization

The Audit Committee of the Board of Directors shall be comprised of at least three directors. The members of the Committee shall meet the independence, experience and expertise requirements under applicable laws and regulations and the rules of any exchange upon which the Company’s common stock is principally traded. The members of the Committee shall be appointed and removed by the Board.

The Board of Directors shall designate a Committee Chairperson. The Board of Directors also shall designate a financial expert for the Committee, which may or may not be the Committee Chairperson. The financial expert shall satisfy the independence, experience and expertise requirements under applicable laws and regulations and the rules of any exchange upon which the Company’s common stock is principally traded.

The Committee shall meet at least four times annually and shall report to the Board of Directors on its findings and matters within the scope of its responsibility. A quorum at any Committee meeting shall be at least two members. All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held, except as specifically provided herein (or where only two members are present, by unanimous vote). Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held. The Chairperson of the Committee shall be responsible for establishing the agendas for meetings of the Committee. An agenda, together with materials relating to the subject matter of each meeting, shall be sent to the members of the Committee prior to the meeting. The Committee shall maintain minutes of all its meetings to document its activities and recommendations. The Committee shall review and reassess this Charter at least annually or more frequently as conditions dictate and recommend changes it considers appropriate to the Board for approval. A copy of this Charter shall be included in the annual report to shareholders or the proxy statement at least triennially or the year following any significant amendment to the Charter. The Committee shall annually review its own performance.

Committee Authority and Responsibilities

•	The Committee shall have the authority to retain and terminate any outside consultant, advisor or counsel it deems necessary to discharge its responsibilities and shall have sole authority to approve the fees and other retention terms of such consultant, advisor or counsel. In discharging its responsibilities, the Committee shall have full access to any relevant records of the Company. The Committee also may request that any officer or other employee of the Company, the Company’s outside counsel or any other person meet with any members of, or consultants, advisors or counsel to, the Committee.

Engagement and Relationships with Auditors

•

The Committee shall have the sole authority to appoint, evaluate and replace the independent auditors of the Company and its subsidiaries. The Committee shall have the sole authority to pre-approve all audit engagement fees and terms and pre-approve all permissible non-audit engagements with the independent auditors. The Committee shall consult with management but shall not delegate these responsibilities, except that the Committee may delegate to one or more members of the Committee who are independent directors the pre-approval of audit engagements and permissible non-audit services, and any pre-approval by such member or members shall be presented to the Committee at each of its scheduled meetings.

•	Communicate to the independent auditors that they are ultimately accountable to the Audit Committee, as the shareholders’ representatives, who have the ultimate authority in deciding to engage, evaluate, and if appropriate, terminate their services.

•	Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit and timely quarterly reviews for the current year and the procedures to be utilized and review such audit or review, including any comments or recommendations of the independent auditors.

•	Review any known significant disputes between management and the independent auditors concerning financial reporting matters, as well as management’s responses to those disputes. The Committee shall have the authority to resolve any such disputes.

•	On an annual basis, obtain from the independent auditors a written communication delineating all of their relationships and professional services as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” In addition, review with the independent auditors the nature and scope of any disclosed relationships or professional services and take, or recommend that the Board of Directors take, appropriate action to ensure the continuing independence of the auditors.

•	At least annually, obtain and review a report by the independent auditors describing the independent auditors’ quality control procedures, issues raised by their most recent internal quality control reviews, or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, in respect of one or more independent audits performed by the independent auditors and any steps taken to deal with any such issues.

•	Ensure that the independent audit firm’s primary or reviewing partner on the Company’s audit engagement is rotated every five years as required by the Sarbanes Oxley Act.

•	Recommend to the Board policies for the Company’s hiring of employees and former employees of the independent auditors who were engaged on the Company’s account. The Committee must ensure that these practices are within the rules established by the Sarbanes Oxley Act.

•	Review and, concur with or reject, management’s appointment, termination, or replacement of the Vice President of Internal Audit.

•	Review the internal audit function of the Company including the experience and qualification of the senior members of the internal audit department, the quality control procedures of the internal auditors, the independence and authority of the internal audit function’s reporting obligations, the proposed internal audit plans for the coming year, and the coordination of such plans with the independent auditors.

•	Review the significant reports from completed internal audits as well as management’s responses.

•	Receive prior to each meeting, a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

•	Review and approve annually, the internal audit plan and the budget for the internal audit department in advance of the plan year, providing input or recommendations regarding areas of risk, internal controls or other concerns. The internal audit plan should address fraud risk and a mechanism to ensure that internal audit can express concerns about management’s commitment to appropriate internal controls, or to report suspicions or allegations of fraud as required by Statement of Auditing Standards No. 99.

Financial Reporting

•	Review the quarterly financial statements with financial management and the independent auditors, including disclosures made in the management’s discussion and analysis section, prior to the filing of the Form 10-Q (or prior to the press release of results, if possible) to determine that the independent auditors do not take exception to the disclosure and content of the financial statements, and discuss any other matters required to be communicated to the Committee by the independent auditors. The Committee also shall discuss the results of the independent auditors’ review of the Company’s quarterly financial information conducted in accordance with Statement of Auditing Standards No. 71.

•	Review the audited financial statements to be contained in the annual report to shareholders with management and the independent auditors, including disclosures made in the management’s discussion and analysis section, to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders. Any changes in accounting principles should be reviewed. The Committee shall recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

•	Discuss with financial management and the independent auditors the quality of the accounting principles and judgments used in preparing the financial statements, including the Company’s selection or application of, or changes in, accounting principles, any major issues as to the adequacy of the Company’s internal controls, the development, selection and disclosure of critical accounting estimates, and analysis of the effect of alternative assumptions, estimates or GAAP methods on the Company’s financial statements, and material written communications between the management and independent auditors such as management letters and schedule of unadjusted differences.

•	Assess the risk of financial fraud by management and ensure that controls are in place to prevent, deter and detect fraud by management as required by Statement of Auditing Standards No. 99. The assessment should include a periodic and systematic review of internal controls over financial reporting established by management. The assessment should include, but is not limited to, management’s antifraud programs and controls, potential for management override of those controls, and mechanisms for employees to report concerns.

•	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

•	Review in separate meetings with the Company’s independent auditors, internal auditors, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. The Committee should review whether recommendations made have been implemented by management. The Committee also shall review any fraud involving persons having a significant role in the internal controls.

•	Establish and maintain procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	Review with the Compliance Officer or Vice President of Internal Audit, the types of issues regarding accounting, internal controls or auditing matters, reported to the Company through its compliance hotline and the results of any internal investigations initiated by the Company in response to compliance issues reported through the hotline or otherwise brought to the Company’s attention.

•	Inquire of management, the Compliance Officer, the internal auditor, and the independent auditors about significant risks or exposures (whether financial, operational or otherwise) and assess the steps management has taken to control such risks or exposure.

•	Discuss with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61, as amended from time to time, relating to the conduct of the audit.

•	Obtain from the independent auditors their report on compliance under Section 10A of the Securities Exchange Act of 1934, as amended.

•	At least twice each year, the members of the Committee should meet with the Compliance Officer and internal and independent auditors without members of management present. Among the items to be discussed in these meetings are the independent auditors’ evaluation of the Company’s financial, accounting, and auditing personnel, the cooperation that the independent and internal auditors received during the course of their audits, any audit problems or difficulties and management’s response and any accounting adjustments that were noted or proposed by the auditors but were not made due to immateriality or otherwise.

•	Prepare a report of the Audit Committee as required to be included in the Company’s proxy statement.

•	Report the results of the annual audit to the Board of Directors. If the Committee considers it advisable or if requested by the Board of Directors, invite the independent auditors to attend the full Board of Directors meeting to assist in reporting the results of the annual audit or to answer other directors’ questions (alternatively, the other directors, particularly the other independent directors, may be invited to attend the Committee meeting during which the results of the annual audit are reviewed).

Other Responsibilities

•	Review and approve on an on-going basis the Company’s transactions with directors and officers of the Company and with firms that employ directors, as well as any other related party transactions required to be disclosed under applicable SEC rules.

•	Review with the Company’s General Counsel legal matters that may have a material impact on the Company’s financial statements and any material inquiries or reports from regulators or governmental agencies.

•	Review the adequacy of the Company’s system of internal controls, accounting policies, financial reporting practices, and the quality and integrity of financial reporting to Federal health care programs.

•	Review, together with the Compliance and Quality Committee, any known significant disputes between management and the Company’s internal or independent auditors concerning matters of regulatory or corporate compliance, as well as management’s responses to those disputes.

•	Carry out such other duties that may be delegated to it by the Board of Directors from time to time or as may be required by law.

Limitation on Committee’s Responsibilities

While the Committee has the responsibility and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management. In addition, the Committee has the responsibility to interact with the independent auditors but it is not responsible for the audits performed by the independent auditors.

PROXY

[KINDRED HEALTHCARE LOGO]

KINDRED HEALTHCARE, INC.

680 SOUTH FOURTH STREET, LOUISVILLE, KENTUCKY 40202-2412

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 26, 2005

The undersigned hereby appoints Richard A. Lechleiter, Executive Vice President and Chief Financial Officer and Richard E. Chapman, Executive Vice President and Chief Administrative and Information Officer, or either of them, with full power of substitution, as the true and lawful attorneys and proxies to vote, as indicated on the reverse hereof, all shares of Common Stock of Kindred Healthcare, Inc., a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the annual meeting of shareholders to be held at the Company’s offices, 680 South Fourth Street, Louisville, Kentucky 40202-2412, on Thursday, May 26, 2005, at 10:00 a.m., local time, or at any adjournments thereof, with all the powers the undersigned would possess if then and there personally present, upon the matters described in the notice of annual meeting of shareholders and proxy statement, dated April 1, 2005, receipt of which is hereby acknowledged, and upon any other business that may come before the meeting or any such adjournment. The proposals set forth on the reverse hereof are proposed by the Company.

PLEASE MARK, SIGN AND DATE ON REVERSE SIDE AND RETURN IN THE ACCOMPANYING ENVELOPE.

SEE REVERSE SIDE.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BELOW BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS BELOW.

The Board of Directors recommends a vote FOR the following proposals:

1.	ELECTION OF DIRECTORS

FOR ☐ the election of Edward L. Kuntz, Thomas P. Cooper, M.D., Paul J. Diaz, Michael J. Embler, Garry N. Garrison, Isaac Kaufman, John H. Klein and Eddy J. Rogers, Jr. or WITHHOLD AUTHORITY ☐ to vote for all nominees in such election. INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee’s name above.

2.	PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT AUDITOR FOR FISCAL YEAR 2005

FOR ☐	AGAINST ☐	ABSTAIN ☐

☐	MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

SIGNATURE:	DATE: